                        SUPPLEMENT TO OFFER TO PURCHASE

                          NICK ACQUISITION CORPORATION

                          A WHOLLY-OWNED SUBSIDIARY OF


                             HARCOURT GENERAL, INC.
                    HAS AMENDED ITS TENDER OFFER TO INCREASE
                          THE CASH PURCHASE PRICE FOR
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                         NATIONAL EDUCATION CORPORATION

                                       TO

                              $21.00 NET PER SHARE

       THE OFFER HAS BEEN EXTENDED. THE OFFER AND WITHDRAWAL RIGHTS WILL
           EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY,
                     MAY 27, 1997, UNLESS FURTHER EXTENDED.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER DESCRIBED HEREIN ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, HAS APPROVED THE OFFER AND THE MERGER AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.


     The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer Shares (as hereinafter defined) representing at least a majority of the total number of outstanding shares of Common Stock of National Education Corporation, a Delaware corporation (the "Company"), on a fully diluted basis (assuming conversion of all outstanding 6 1/2% Convertible Subordinated Debentures due 2011 of the Company and the exercise of all outstanding options). The Offer is also subject to other terms and conditions contained herein. See the Introduction and Section 6 of this Supplement.

                                                        (Continued on next page)
                            ------------------------

                     The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.

May 14, 1997

(Continued from previous page)

                                   IMPORTANT

     ON MAY 12, 1997, THE PURCHASER, HARCOURT AND THE COMPANY (EACH AS DEFINED HEREIN) ENTERED INTO A MERGER AGREEMENT (AS DEFINED HEREIN) WHICH CONTAINS THE TERMS AND CONDITIONS DESCRIBED IN SECTION 5 OF THIS SUPPLEMENT.


     Any stockholder desiring to tender all or any portion of such stockholder's shares of Common Stock, par value $.01 per share (the "Shares"), of the Company should either (a) complete and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in such Letter of Transmittal and mail or deliver it together with the certificate(s) representing tendered Shares and any other required documents to the Depositary (as hereinafter defined) or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase or (b) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he desires to tender such Shares.


     A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.


     Questions and requests for assistance may be directed to Goldman, Sachs & Co. (the "Dealer Managers") or to MacKenzie Partners, Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover of this Supplement. Additional copies of this Supplement, the Offer to Purchase, the related Letter of Transmittal and the related Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

To: The Stockholders of

    NATIONAL EDUCATION CORPORATION


                                    INTRODUCTION


     The following information amends and supplements the Offer to Purchase dated April 21, 1997 (the "Offer to Purchase") of Nick Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Harcourt General, Inc., a Delaware corporation ("Harcourt"). Pursuant to this Supplement, the Purchaser is now offering to purchase all of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of National Education Corporation, a Delaware corporation (the "Company"), at a purchase price of $21.00 per Share net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended and supplemented by this Supplement, and in the related Letter of Transmittal (which together constitute the "Offer"). Unless the context requires otherwise, terms not defined herein have the meanings ascribed to them in the Offer to Purchase.



     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER (AS HEREINAFTER DEFINED) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, HAS APPROVED THE OFFER AND THE MERGER AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.



     Procedures for tendering Shares are set forth in Section 3 of the Offer to Purchase. Tendering stockholders may continue to use the original (yellow) Letter of Transmittal and the original (grey) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase, or the revised (blue) Letter of Transmittal and the revised (pink) Notice of Guaranteed Delivery circulated with this Supplement. While the Letter of Transmittal previously circulated with the Offer to Purchase refers only to the Offer to Purchase, stockholders using such document to tender their Shares will nevertheless receive $21.00 per Share for each Share validly tendered and not properly withdrawn and accepted for payment pursuant to the Offer, subject to the conditions of the Offer.


     STOCKHOLDERS WHO HAVE PREVIOUSLY VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN THEIR SHARES PURSUANT TO THE OFFER ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED. IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY THE PURCHASER PURSUANT TO THE OFFER, SUCH STOCKHOLDERS WILL RECEIVE, SUBJECT TO THE CONDITIONS OF THE OFFER, THE INCREASED TENDER PRICE OF $21.00 PER SHARE. SEE SECTION 4 OF THE OFFER TO PURCHASE FOR THE PROCEDURES FOR WITHDRAWING SHARES TENDERED PURSUANT TO THE OFFER.

     Except as otherwise set forth in this Supplement and in the revised Letter of Transmittal, the terms and conditions previously set forth in the Offer to Purchase remain applicable in all respects to the Offer, and this Supplement should be read in conjunction with the Offer to Purchase.


     THE OFFER IS NO LONGER SUBJECT TO THE SYLVAN TERMINATION CONDITION, THE NO IMPEDIMENTS CONDITION, THE CHARTER CONDITION OR THE SECTION 203 CONDITION INCLUDED IN THE OFFER TO PURCHASE. THE OFFER IS NOW CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED ON OR PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) AND NOT PROPERLY WITHDRAWN SHARES REPRESENTING AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS (ASSUMING CONVERSION OF ALL OUTSTANDING 6 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2011 OF THE COMPANY AND THE EXERCISE OF ALL OUTSTANDING OPTIONS) (DEFINED BELOW AS THE MINIMUM CONDITION). THE OFFER REMAINS SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS CONTAINED HEREIN IN ADDITION TO THE MINIMUM CONDITION. SEE SECTION 6 OF THIS SUPPLEMENT.


     Harcourt, the Purchaser and the Company have entered into an Agreement and Plan of Merger, dated as of May 12, 1997 (the "Merger Agreement"), which provides for, among other things, (i) an increase in the price per Share to be paid pursuant to the Offer from $19.50 per Share to $21.00 per Share, net to the seller in cash without interest thereon, (ii) the amendment and restatement of certain conditions to the Offer as set forth in their entirety in Section 6 of this Supplement, (iii) the extension of the Offer to Tuesday, May 27,

1997 and (iv) the merger of the Purchaser with the Company (the "Merger") following the consummation of the Offer. In the Merger, each Share (other than Shares held in the treasury of the Company, Shares owned by Harcourt, the Purchaser or any other direct or indirect wholly-owned subsidiary of Harcourt or of the Company and Dissenting Shares (as such term is defined in the Merger Agreement)), shall be cancelled, extinguished and converted into the right to receive $21.00 per Share in cash without interest thereon, less any applicable withholding taxes. See Section 5 of this Supplement.


     BZW, the investment banking division of Barclays Bank Plc ("BZW"), has delivered to the Board of Directors of the Company its written opinion, dated May 9, 1997, that, based upon and subject to the information contained in such opinion, as of such date, the consideration to be received by holders of Shares, other than Harcourt and the Purchaser, in the Offer and the Merger is fair to such holders from a financial point of view.



     Section 203 of the Delaware General Corporation Law (the "DGCL") and the unaffiliated stockholder vote specified in the Non-Affiliated Shares Provision (as defined in the Offer to Purchase) are no longer applicable to the Merger because the Board of Directors of the Company has approved the Merger and the Merger Agreement. Accordingly, the Section 203 Condition and the Charter Condition, as well as the No Impediments Condition, described in the Offer to Purchase are no longer applicable to the Offer.



     The Sylvan Termination Condition described in the Offer to Purchase is also no longer applicable to the Offer since, on May 12, 1997, Harcourt, the Company and Sylvan entered into an agreement whereby (i) Sylvan agreed that the Sylvan Merger Agreement would automatically terminate immediately prior to the execution of the Merger Agreement and receipt by Sylvan of the $30 million termination fee due thereunder, (ii) Harcourt and the Company jointly and severally agreed to have the Company pay Sylvan the $30 million termination fee and (iii) Sylvan, on the one hand, and Harcourt and the Company, on the other hand, agreed to release all claims they might have against the other.



     Based on the representations and warranties of the Company contained in the Merger Agreement, as of May 12, 1997, there were 35,853,545 Shares outstanding (not including 697,556 Shares held in the Company's treasury), 4,996,131 Shares reserved for issuance in connection with the Company's stock option plans (of which options to purchase 2,902,357 Shares were outstanding) and 2,184,760 Shares reserved for issuance upon conversion of the Company's 6 1/2% Convertible Subordinated Debentures (the "Debentures"). Harcourt currently beneficially owns an aggregate of 100 Shares, representing less than 1% of the Shares outstanding. See Section 8 of the Offer to Purchase. Based on this information, the Minimum Condition will be satisfied if at least 20,470,332 Shares are validly tendered and not properly withdrawn on or prior to the Expiration Date. If the Minimum Condition is satisfied, the Purchaser will be able to approve the Merger without the affirmative vote of the holders of any other Shares.


     THE OFFER TO PURCHASE, THIS SUPPLEMENT AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.


     1. AMENDED TERMS OF THE OFFER; EXPIRATION DATE. Pursuant to the Merger Agreement, the price per Share to be paid pursuant to the Offer has been increased from $19.50 per Share to $21.00 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions of the Offer. All stockholders whose Shares are validly tendered and not properly withdrawn and accepted for payment pursuant to the Offer (including Shares tendered prior to the date of this Supplement) will receive the increased price.



     Pursuant to the Merger Agreement, the Offer has been extended. The Offer will expire at 12:00 Midnight, New York City time, on Tuesday, May 27, 1997, unless and until the Purchaser, in its sole discretion, subject to the provisions of the Merger Agreement, shall have further extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. See Section 5 of this Supplement for a description of the provisions of the Merger Agreement regarding extensions of the Offer by the Purchaser.

     The Offer is conditioned upon, among other things, satisfaction of each of the conditions described above in the Introduction and in Section 6 of this Supplement (the "Tender Offer Conditions"). The Purchaser reserves the right (but shall not be obligated), subject to the provisions of the Merger Agreement, to waive any or all of such conditions (other than the Minimum Condition).

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Supplement, the Offer to Purchase, the revised (blue) Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     2. PRICE RANGE OF SHARES; DIVIDENDS. The high and low sales prices per Share as reported by published financial sources during the second quarter (through May 12, 1997) of the year ending December 31, 1997 were $20 5/8 and $12 1/2, respectively. On May 12, 1997, the last full trading day prior to the announcement of the execution of the Merger Agreement, according to published financial sources, the reported closing sale price per Share on the NYSE Composite Tape was $20 1/2.

     STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     3. BACKGROUND OF THE AMENDED OFFER; CONTACTS WITH THE COMPANY. On April 25, 1997, Richard A. Smith, Chairman and Chief Executive Officer of Harcourt, Robert A. Smith, President and Co-Chief Executive Officer of Harcourt, John R. Cook, Senior Vice President and Chief Financial Officer of Harcourt, and Robert
L. Friedman of Simpson Thacher & Bartlett, counsel to Harcourt, met with Richard
C. Blum and Frederic V. Malek, members of the Board of Directors of the Company, to explore the possibility of a negotiated acquisition transaction between Harcourt and the Company. Although Mr. Richard Smith indicated a possible willingness to increase Harcourt's pending offer from $19.50 to $20.25 per Share in order to secure a negotiated transaction, Messrs. Blum and Malek indicated their doubt that the Board of Directors of the Company would endorse a revised Harcourt offer at $20.25 per Share.


     On the evening of April 29, 1997, Messrs. Richard Smith and Blum discussed further on a telephone conversation the possibility of a negotiated acquisition transaction between Harcourt and the Company at a price of, but in no event more than, $21.00 per Share subject to confirmatory due diligence by Harcourt.



     On April 30, 1997, several telephone conversations occurred between representatives of Harcourt and its legal advisors and representatives of the Company and its legal advisors relating to a possible negotiated acquisition transaction between Harcourt and the Company at a price of, but in no event more than, $21.00 per Share, subject to confirmatory due diligence by Harcourt to be completed during the following week.



     At a meeting on May 2, 1997, the Company's Board of Directors agreed to permit Harcourt to conduct confirmatory due diligence during the next week.


     On May 1, 1997, Harcourt issued the following press release:


          "Harcourt General, Inc. announced today that it was engaged in negotiations with National Education Corporation concerning an acquisition transaction based on a per share price of, but in no event more than, $21.00. Pursuant to the contemplated transaction, Harcourt General would increase its present offer to purchase all NEC shares to $21.00 per share. This transaction is subject to confirmatory due diligence by Harcourt General to be completed during the next week. The NEC Board has agreed to permit Harcourt General to conduct this due diligence pursuant to a standard confidentiality agreement. Harcourt General said that there can be no assurance that such discussions will lead to an acceptable transaction or that any such transaction will be approved by the board of directors of Harcourt General or NEC. If these negotiations are not successful, Harcourt General will continue its offer to purchase all NEC shares at $19.50 per share."

     On May 2, 1997, Harcourt and the Company entered into a confidentiality agreement. On such date and during the following week, representatives of Harcourt met with management of the Company and its subsidiaries and conducted due diligence.



     On Friday, May 2, 1997, Harcourt's legal advisors delivered a draft merger agreement to the Company and its legal advisors.



     Pursuant to teleconferences held from Wednesday, May 7, 1997 through Monday, May 12, 1997, negotiations were conducted between representatives of the Company and Harcourt concerning the terms of the Merger Agreement.



     On May 8, 1997, Sam Yau, the Chief Executive Officer of the Company, telephoned Douglas L. Becker, the President and Co-Chief Executive Officer of Sylvan, and Messrs. Yau and Becker discussed the possibility of Sylvan terminating the Sylvan Merger Agreement in exchange for the payment by the Company of the $30 million fee contemplated by Section 6.3 of the Sylvan Merger Agreement.



     On Friday, May 9, 1997, the Board of Directors of the Company met to discuss Harcourt's proposal to acquire the Company at the price of, but in no event more than, $21.00 per Share, including the terms of the draft merger agreement. Following the delivery of the oral opinion of BZW to the Company's Board of Directors (subsequently confirmed in writing) that the consideration to be received by holders of Shares (other than Harcourt and the Purchaser) pursuant to each of the Offer and the Merger is fair to such holders from a financial point of view, the Company's Board of Directors approved the terms of such proposal, including the terms contained in the draft merger agreement in the form presented at the meeting which had been negotiated by the two parties and their respective representatives during the course of the week. The Company's Board of Directors authorized designated officers of the Company to execute the Merger Agreement substantially in the form presented at the meeting with such changes thereto as designated officers of the Company deemed appropriate, subject to termination of the Sylvan Merger Agreement.



     On May 12, 1997, Harcourt, the Company and Sylvan entered into an agreement whereby (i) Sylvan agreed that the Sylvan Merger Agreement would automatically terminate immediately prior to the execution of the Merger Agreement and receipt by Sylvan of the $30 million termination fee due thereunder, (ii) Harcourt and the Company jointly and severally agreed to have the Company pay Sylvan the $30 million termination fee and (iii) Sylvan, on the one hand, and Harcourt and the Company, on the other hand, agreed to release all claims they might have against the other.



     Pursuant to negotiations held by teleconferences on Monday, May 12, 1997, an agreement was reached between representatives of the Company and Harcourt on all of the remaining terms of the Merger Agreement. Later that evening, the Merger Agreement was executed. In the morning of Tuesday, May 13, 1997, Harcourt and the Company issued the following joint press release:


          "Harcourt General, Inc. and National Education Corporation today announced a definitive merger agreement for Harcourt General to acquire NEC for $21.00 per share in cash. Both Boards of Directors have approved the transaction, valued at approximately $800 million.

          'We are delighted to be moving ahead on a friendly basis on this outstanding strategic combination,' said Richard A. Smith, Chairman and Chief Executive Officer of Harcourt General. 'NEC's diverse mix of educational products and services and distribution channels fit extremely well with our existing publishing businesses and will help accelerate our long-term growth in the dynamic market for broad-based educational services.'

          'We believe this transaction is in the best interests of NEC shareholders,' said Sam Yau, President and Chief Executive Officer of NEC. 'In addition, we believe that our customers and employees will benefit from Harcourt General's investment and commitment to being a major player in educational services.'

          Sylvan Learning Systems, Inc. has agreed to terminate its previous merger agreement with NEC and will receive a payment of $30 million pursuant to that agreement.

          Harcourt General's pending tender offer, which is not subject to financing, is being amended to increase the offer to $21.00 per NEC share and to extend the expiration date to 12:00 midnight on May 27, 1997.


          The Company also announced that the Hart-Scott-Rodino antitrust waiting period for the tender offer has expired. Consummation of the merger is subject to customary terms and conditions."



     4. PLANS FOR THE COMPANY. Pursuant to the Merger Agreement, Harcourt, the Purchaser and the Company have agreed, among other things, to modify the composition of the Board of Directors of the Company to include nominees of the Purchaser following consummation of the Offer. See Section 5 of this Supplement.



     5. MERGER AGREEMENT. The following is a summary of the Merger Agreement, a copy of which is an exhibit to Amendment No. 3, filed by Harcourt and the Purchaser with the Commission on May 14, 1997, to the Tender Offer Statement on
Schedule 14D-1 of the Purchaser and Harcourt filed with the Commission in connection with the Offer (the "Schedule 14D-1"). Such summary is qualified in its entirety by reference to the Merger Agreement. Terms not defined herein have the meaning ascribed to them in the Merger Agreement.



     The Offer. In the Merger Agreement, the Purchaser has agreed subject to certain conditions to, among other things, amend the Offer (i) to increase the purchase price offered to $21.00 per Share, (ii) to modify the conditions of the Offer to conform to the Tender Offer Conditions and (iii) to extend the Offer to May 27, 1997. The obligations of the Purchaser to accept for payment any Shares tendered will be subject to the satisfaction of the Tender Offer Conditions any of which may be waived; provided, however, that, without the consent of the Company, the Purchaser will not waive the Minimum Condition. Without the consent of the Company, the Purchaser will not (i) reduce the Offer Price, (ii) change the form of consideration payable in the Offer (other than by adding consideration), (iii) reduce the number of Shares to be purchased in the Offer or (iv) impose conditions to the Offer in addition to the Tender Offer Conditions which are adverse to the holders of the Shares. Subject to the terms and conditions of the Merger Agreement, and unless the Company otherwise consents in writing, Harcourt and the Purchaser agree that the Purchaser will accept for payment and pay for Shares as soon as it is permitted to do so under applicable law, subject to the prior satisfaction of the Tender Offer Conditions. Notwithstanding the foregoing, the Purchaser may extend the Offer, notwithstanding the prior satisfaction of the Tender Offer Conditions, for up to five business days and then thereafter on a day-to-day basis for up to another five business days if as of the expiration date of the Offer (including as a result of any extensions thereof), there shall have been tendered more than 80% but less than 90% of the outstanding Shares so that the Merger could not be effected without a meeting of the Company's stockholders in accordance with the applicable provisions of the DGCL; provided that, after the initial extension pursuant to this sentence, the Offer shall not be subject to any conditions other than (i) the conditions set forth in clauses (a)(i) or (ii) or (d)(ii) of the Tender Offer Conditions and (ii) the absence of any intentional breach by the Company of the representations, warranties, covenants or agreements set forth in the Merger Agreement which has a material adverse effect on the business, assets (whether tangible or intangible), financial condition, results of operations or business prospects of the Company and its subsidiaries taken as a whole.



     Pursuant to the Merger Agreement, the Company has approved and consented to the Offer and represented and warranted that (a) its Board of Directors (at a meeting duly called and held on May 9, 1997) has unanimously (1) determined that the Offer and the Merger are fair to and in the best interests of the holders of Shares, (2) approved the Merger Agreement, the Offer and the Merger, (3) resolved to recommend acceptance of the Offer by the stockholders of the Company and approval and adoption of the Merger Agreement and the Merger by the stockholders of the Company, and (4) taken all other action necessary to render
Section 203 of the DGCL inapplicable to the Offer and the Merger; and (b) BZW has delivered to the Board of Directors of the Company its opinion that the consideration to be received by the holders of Shares (other than Harcourt and the Purchaser) pursuant to the Offer and the Merger is fair to the holders of Shares from a financial point of view.


     The Merger. The Merger Agreement provides that at the Effective Time the Purchaser will be merged with and into the Company. By virtue of the Merger, at the Effective Time, each outstanding Share (other than (i) any Shares which are held by any direct or indirect wholly-owned subsidiary of the Company or in the treasury of the Company, or which are held by Harcourt or any of its direct or indirect wholly-owned subsidiaries (including the Purchaser), all of which will be canceled, and (ii) Dissenting Shares, will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the price paid for each Share pursuant to the Offer (the "Merger Consideration") payable to the holder thereof less any required withholding taxes. At the Effective Time, each share of outstanding common stock of the Purchaser will become one share of common stock of the Company (the "Surviving Corporation"). Immediately prior to the Effective Time, each outstanding option of the Company exercisable into Shares, whether or not then exercisable, shall be cancelled by the Company, and the holder thereof shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company in consideration for such cancellation an amount in cash equal to the product of (a) the number of Shares previously subject to such outstanding option and (b) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such outstanding option. For a description of certain rights available to stockholders upon consummation of the Offer or the Merger, see Section 11 of the Offer to Purchase.


     Agreements of the Company, the Purchaser and Harcourt. In the Merger Agreement, the Company has agreed that during the period from the date of the Merger Agreement to the earlier of termination of the Merger Agreement or the Effective Time, except as otherwise approved in writing by Harcourt, the Company and each of its subsidiaries will conduct their respective business only in the ordinary course of business consistent with past practice and will use all reasonable efforts consistent with past practices and policies to preserve intact their respective business organization (including the services of their existing employees) and preserve their relationships with customers, suppliers and others having business dealings with them, to the end that their goodwill and ongoing business shall be unimpaired at the Effective Time.


     The Merger Agreement provides that neither the Company nor any of its subsidiaries will (i) amend or propose to amend its Certificate of Incorporation or By-Laws; (ii) authorize for issuance, issue or sell any shares of its stock (other than in connection with the conversion of the Debentures outstanding on May 12, 1997 (the "Outstanding Debentures") and the exercise of currently outstanding stock options) or any of its other securities or equity equivalents, or make any amendments to such securities; (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of the Company's subsidiaries, except that the Company may repurchase Outstanding Debentures to the extent necessary to satisfy its 1997 sinking fund obligation under the indenture by which the Debentures were issued; (iv) (A) incur or assume any debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity except in the ordinary course of business consistent with past practice, and except for obligations of wholly-owned subsidiaries of it; (C) make any loans, advances or capital contributions to, or investments in, any other person or entity (other than to wholly-owned subsidiaries of it or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (D) pledge or otherwise encumber shares of its capital stock or any of its subsidiaries; or (E) mortgage or pledge any of its material assets, or create or suffer to exist any material lien thereupon; (v) except as may be required by law or as contemplated by the Merger Agreement or subject to certain exceptions, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer, employee or former employee or independent contractor in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to it and as required under existing agreements) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of May 12, 1997; (vi) acquire, sell, lease, license to others or dispose of any assets outside the ordinary course of business which individually or in the aggregate are material to the Company and its subsidiaries, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice which would be material to the Company and its subsidiaries; (vii) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it; (viii) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business; (ix) (A) subject to certain exceptions, acquire or agree to acquire any corporation, partnership or other business organization or division thereof or any equity interest therein; (B) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to it; (C) authorize any new capital expenditure or expenditures which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $2,500,000; or (D) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited by the Merger Agreement; (x) make any tax election or settle or compromise any income tax liability material to the Company; (xi) pay, discharge or satisfy and claims, liabilities or obligations, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and the Company's subsidiaries or incurred in the ordinary course of business consistent with past practice or customary fees and expenses relating to the transactions contemplated by the Merger Agreement; (xii) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated by the Merger Agreement; or (xiii) take, or agree to take, any of the foregoing actions or any action which would make any of the representations or warranties of the Company untrue or incorrect as of the date when made.



     The Merger Agreement provides that promptly after the consummation of the Offer, unless the Merger is effected under Section 253 of the DGCL (the "short form merger provisions"), the Company will convene a meeting of its stockholders for the purpose of voting upon the Merger Agreement and the Merger. Unless the Company's Board of Directors has received the written opinion of Irell & Manella LLP to the effect that the taking of any of the following actions would constitute a violation of the Board of Directors' fiduciary responsibilities to the holders of the Shares under applicable law, the Company has agreed to (A) include in the Proxy Statement (i) the recommendation of its Board of Directors that holders of Shares approve and adopt the Merger Agreement and approve the Merger and (ii) the written opinion of BZW that the consideration to be received by such holders (other than Harcourt and the Purchaser) pursuant to the Offer and the Merger is fair to such holders and (B) use its reasonable best efforts to obtain the necessary approval and adoption of the Merger Agreement and the Merger by its stockholders. For a description of the short-form merger provisions, which under certain circumstances could be applicable to the Merger, see Section 11 of the Offer to Purchase.



     The Merger Agreement provides that, unless the Merger is effected pursuant to the short form merger provisions, as promptly as practicable following Harcourt's request, the Company will prepare and file a preliminary proxy statement with the Commission and will use its reasonable best efforts to have it cleared by the Commission at the earliest practicable time.


     Pursuant to the Merger Agreement, promptly following the purchase by the Purchaser of Shares pursuant to the Offer, the Purchaser will be entitled to designate up to such number of directors, rounded up to the next whole number, of the Company as will give the Purchaser representation on the Board of Directors equal to the product of the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to the Merger Agreement) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser and its affiliates bears to the total number of Shares then outstanding. At such times, the Company will use its best efforts to cause persons designated by the Purchaser to constitute the same percentage as is on the Board of Directors of the Company of (i) each committee of the Board of Directors of the Company, (ii) each board of directors of each domestic subsidiary of the Company and (iii) each committee of each such board. Until the Effective Time, the Company will use its reasonable best efforts to ensure that all the members of the Board of Directors of the Company as of the date of the Merger Agreement who are not employees of the Company will remain members of the Board of Directors of the Company.


     Schedule II attached to Amendment No. 2 to the Company's Schedule 14D-9 dated May 14, 1997 (as amended, the "Schedule 14D-9") sets forth information with respect to the possible designation by the

Purchaser, pursuant to the Merger Agreement, of persons to be elected to the Board of Directors of the Company. The Purchaser currently intends to choose the designees to the Company's Board of Directors which it has the right to designate pursuant to the Merger Agreement from among the directors and officers of Harcourt listed in Schedule I to the Offer to Purchase.

     The Company has agreed to take all actions required pursuant to Section 14(f) and Rule 14f-1 under the Exchange Act in order to fulfill its obligations under the Merger Agreement described in the preceding paragraph and will include in the Schedule 14D-9 or a separate Rule 14f-1 information statement provided to stockholders such information with respect to the Company and its officers and directors and affiliates required by Section 14(f) and Rule 14f-1 under the Exchange Act.

     Following the appointment of the Purchaser's designees as described above and prior to the Effective Time, any amendment (or recommendation thereof) by the Board of Directors of the Company of the Merger Agreement, the Certificate of Incorporation or By-Laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any obligations or other acts of the Purchaser or waiver of any of the Company's rights thereunder, and any other consent or action by the Board of Directors of the Company thereunder, will require the concurrence of a majority of the directors of the Company then in office who are not designated by the Purchaser.

     Pursuant to the Merger Agreement, from the date of the Merger Agreement to the Effective Time, the Company will afford Harcourt and its representatives and advisors reasonable access to the officers, employees, agents, properties, offices, plants and other facilities and to all books and records of the Company and its subsidiaries, and shall furnish Harcourt with such financial, operating and other data and information as Harcourt may from time to time reasonably request.


     Under the Merger Agreement, the Company, its affiliates and their respective officers, directors, employees, representatives and agents (i) will immediately cease any existing discussions or negotiations with any parties with respect to any acquisition (other than the transactions contemplated by the Merger Agreement) of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries, (ii) will not, directly or indirectly, solicit, initiate, encourage, or furnish information in response to any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer or similar transactions involving the Company) (any of the foregoing transactions being referred to as an "Acquisition Transaction"), (iii) will not engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Transaction, and (iv) will not agree to, approve or recommend any Acquisition Transaction; except, with respect to clauses (ii) (as to the furnishing of information only), (iii) and (iv), where any such person or entity has submitted a written proposal to the Company's Board of Directors relating to an Acquisition Transaction and the Company's Board of Directors has received the written opinion of Irell & Manella LLP to the effect that the failure of the Company's Board of Directors to so act would constitute a violation of the Board of Directors' fiduciary responsibilities to the holders of the Shares under applicable law (it being understood that for this purpose, the failure to respond to an Acquisition Proposal which in the judgment of the Company's Board of Directors and BZW is superior, from a financial point of view, to the Company's stockholders may be deemed to be a breach of such fiduciary duty). If the Company nevertheless receives any indications of interest or proposals with respect to any Acquisition Transactions, it will provide a copy of any such written proposal to the Purchaser immediately after receipt thereof by the Company or any of its representatives or agents, will notify Harcourt immediately if any such proposal (whether oral or written) is made and will keep Harcourt promptly advised of all developments which could reasonably be expected to culminate in the Board of Directors of the Company withdrawing, modifying or amending its recommendation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Except with Harcourt's consent, the Company has agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party.


     The Merger Agreement provides that each of the Company, Harcourt and the Purchaser will cooperate and use their respective reasonable best efforts to take all appropriate action to consummate the Merger, including cooperation in the preparation and filing of the Offer Documents, the
Schedule 14D-9, the Proxy Statement, any required filings under the HSR Act, any required foreign filings and obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for consummation of the Merger and fulfillment of the conditions to the Offer and the Merger.


     Certain Employee Benefits Matters. In the Merger Agreement, Harcourt and the Company agreed that (i) the condition in Section 8 of the Company's supplemental executive retirement plan, as amended (the "SERP"), that a participant's employment with the Company must be terminated voluntarily or involuntarily within two years of a change of control in order to receive accelerated vesting and payout of SERP retirement benefits, will be waived for Gary Keisling and Charles Moran; (ii) Messrs. Keisling and Moran will be entitled to payment of SERP retirement benefits, with interest from the consummation of the Offer, only when their employment terminates; (iii) there will be no further accrual of additional benefits under the SERP from and after the consummation of the Offer with respect to Messrs. Keisling and Moran and
(iv) Messrs. Keisling and Moran will not participate in any of Harcourt's retirement plans. In addition, Harcourt and the Company acknowledged that the option committee of Steck-Vaughn's board of directors may amend all options exercisable for common stock of Steck-Vaughn to provide for the acceleration of vesting and the mandatory cash-out of such options upon the initiation of any going-private transaction for Steck-Vaughn.



     Indemnification; Directors' and Officers' Insurance. The Merger Agreement provides that the Company will, and Harcourt will cause the Surviving Corporation to, from and after the Effective Time, indemnify, defend and hold harmless each person who was, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any of its subsidiaries against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer, of the Company or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time.


     For a period of five years after the Effective Time, Harcourt will cause the Surviving Corporation to use reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms and in an amount comparable to those now applicable to directors and officers of the Company; provided, however, that in no event shall the Surviving Corporation be required to expend in any year in excess of 125% of the current premium being paid by the Company for such coverage.

     Disposition of Litigation. The Company will give Harcourt the opportunity to participate in the defense or settlement of any litigation against the Company or any of its subsidiaries and their respective directors; provided, however, that no such settlement shall be agreed to without Harcourt's consent, which consent shall not be unreasonably withheld.


     Postponement of Steck-Vaughn Annual Meeting. The Company will as soon as possible cause Steck-Vaughn Publishing Corporation ("Steck-Vaughn") to indefinitely postpone its annual meeting of stockholders currently scheduled for May 29, 1997, and will cause Steck-Vaughn to take no action unless compelled by legal process to reschedule such annual meeting or to call a special meeting of stockholders of Steck-Vaughn except in accordance with the Merger Agreement unless and until the Merger Agreement has been terminated in accordance with its terms.



     Representations and Warranties. The Merger Agreement contains customary representations and warranties with respect to the Company, including with respect to the Company's and Steck-Vaughn's financial statements and financial condition; the accuracy of the documents and reports filed by the Company and Steck-Vaughn with the Commission; the absence of any material undisclosed liabilities; the absence of certain changes or events which could have a material adverse effect on the business, assets (whether tangible or intangible), financial condition, results of operations or business prospects of the Company and its subsidiaries taken as a whole; the absence of certain defaults and legal violations; the absence of certain litigation; with respect to the Company's intellectual property, material contracts, tax matters, environmental matters, regulatory and compliance matters, labor matters, customers and suppliers and employee benefit plans; the absence of conflicts with other documents; the absence of certain liens and encumbrances; and with respect to the effect of the Offer on the outstanding options of NETG Holding, Inc., a wholly-owned subsidiary of the Company.


     In the Merger Agreement, Harcourt and the Purchaser have made customary representations and warranties, including that the Purchaser has or will have sufficient funds available to pay for all Shares tendered in the Offer or otherwise acquired in the Merger.


     Conditions to the Merger. The respective obligations of Harcourt, the Purchaser and the Company to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions: (i) if required by the DGCL, the Merger Agreement and the Merger will have been approved and adopted by holders of a majority of the outstanding Shares; (ii) any waiting period (and any extension thereof) under the HSR Act applicable to the Merger will have expired or been terminated;
(iii) no statute, rule, regulation, executive order, decree, ruling, injunction or other order will have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger; and (iv) the Purchaser will have accepted for payment and paid for the Shares tendered pursuant to the Offer.



     Termination. The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the Company's stockholders:
(a) by mutual written consent of the Company, Harcourt and the Purchaser; (b) by the Company if the Offer shall not have been consummated within 90 days following the date of the Merger Agreement; (c) by either Harcourt or the Company, if any governmental or regulatory agency located or having jurisdiction within the United States or any country or economic region in which either the Company or Harcourt has material assets or operations will have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action will have become final and nonappealable, except if the party relying on the provision described in this clause (c) to terminate the Merger Agreement is in breach of any of its material obligations under the Merger Agreement; (d) by Harcourt if due to a failure to satisfy any of the Tender Offer Conditions, the Purchaser will have (i) terminated the Offer or (ii) failed to pay for Shares pursuant to the Offer within 90 days of the date of the Merger Agreement unless such termination or failure has been caused by or results from the failure of Harcourt or the Purchaser to perform in any material respect any of its respective covenants or agreements contained in the Merger Agreement; (e) by the Company if (i) due to a failure of any of the Tender Offer Conditions, the Purchaser shall have terminated the Offer, unless such termination has been caused by or results from the failure of the Company to perform in any material respect any of its covenants or agreements contained in the Merger Agreement,
(ii) prior to the purchase of Shares pursuant to the Offer, any person shall have made a bona fide offer to acquire the Company (A) that the Board of Directors of the Company determines in its good faith judgment is more favorable to the Company's stockholders from a financial point of view than the Offer and the Merger and (B) as a result of which the Company's Board of Directors has received the written opinion of Irell & Manella LLP to the effect that the failure of the Company's Board of Directors to terminate the Merger Agreement would constitute a violation of the Board of Directors' fiduciary responsibilities to the holders of the Common Stock under applicable law (it being understood that for this purpose, the failure to respond to a bona fide offer to acquire the Company which in the judgment of the Company's Board of Directors and BZW is superior, from a financial point of view, to the Company's stockholders may be deemed to be a breach of such fiduciary duty) or (iii) prior to the purchase of Shares pursuant to the Offer (A) there shall have been a breach of any representation or warranty on the part of Harcourt or the Purchaser contained in the Merger Agreement which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the Offer or (B) there shall have been a breach of any covenant or agreement on the part of Harcourt or the Purchaser contained in the Merger Agreement which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the Offer, which in the case of (A) or (B) shall not have been cured prior to the earlier of (x) 10 business days following notice of such breach and (y) two business days prior to the date on which the Offer expires (including any extensions thereof); provided that such termination under the immediately preceding clause (ii) shall not be effective until the Company has made payment of the full fee and expense and other reimbursement described under "Sylvan Termination Fee" and "Fees and Expenses" below; (f) by Harcourt prior to the purchase of Shares pursuant to the Offer, if (i) there shall have been a breach of any representation or warranty on the part of the Company contained in the Merger Agreement that has a material adverse effect on the business, assets (whether tangible or intangible), financial condition, results of operations or business prospects of the Company and its subsidiaries, taken as a whole, (ii) there shall have been a breach of any covenant or agreement on the part of the Company contained in the Merger Agreement that has a material adverse effect on the business, assets (whether tangible or intangible), financial condition, results of operations or business prospects of the Company and its subsidiaries taken as a whole or which materially adversely affects (or materially delays) the consummation of the Offer, which in the case of (i) or (ii) shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach and (B) two business days prior to the date on which the Offer expires (including any extensions thereof), (iii) the Company's Board of Directors will have withdrawn or modified in a manner adverse to the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have approved or recommended another offer or transaction, or shall have resolved to effect any of the foregoing, or (iv) the Minimum Condition shall not have been satisfied by the expiration date of the Offer (including extensions thereof) and on or prior to such date (A) any person (other than Harcourt or the Purchaser) shall have made a bona fide proposal or public announcement or communication to the Company with respect to a Third Party Acquisition (as defined below) or (B) any person (including the Company or any of its affiliates or subsidiaries), other than Harcourt or any of its affiliates, shall have become the beneficial owner of more than 30% of the Shares.


     "Third Party Acquisition" is defined in the Merger Agreement as the occurrence of any of the following events: (i) the acquisition of the Company by merger, tender offer or otherwise by any person other than Harcourt, the Purchaser or any affiliate (a "Third Party"); (ii) the acquisition by a Third Party of 30.0% or more of the assets of the Company and its subsidiaries taken as a whole; (iii) the acquisition by a Third Party of more than 30.0% of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its subsidiaries of 30.0% or more of the outstanding Shares.

     In the event of the termination of the Merger Agreement, the Merger Agreement will forthwith become void and there will be no liability on the part of any party thereto or their respective officers, directors, stockholders or affiliates, subject to limited exceptions; provided, however, that nothing therein will relieve any party from liability for any breach of the Merger Agreement; provided, further, that neither Harcourt nor the Purchaser shall be entitled to any punitive damages in the event of any breach of the Merger Agreement if the fee referred to in "Fees and Expenses" below has been paid in full to Harcourt.


     Sylvan Termination Fee. Pursuant to the Merger Agreement, Harcourt has provided the funds to the Company which has paid the $30,000,000 termination fee payable by the Company to Sylvan as a result of the termination of the Sylvan Merger Agreement.



     The Company has agreed to reimburse Harcourt for such amount if: (i) the Company intentionally breaches any of its representations, warranties, covenants or agreements set forth in the Merger Agreement and such breach has a material adverse effect on the business, assets (whether tangible or intangible), financial condition, results of operations or business prospects of the Company and its subsidiaries taken as a whole and Harcourt terminates the Merger Agreement and the Offer pursuant to the provisions described under clause (f)(i) or (ii) under "Termination" above; (ii) the Merger Agreement is terminated pursuant to the provisions described under "Termination" and the Company is required to pay the fee pursuant to the provisions described under "Fees and Expenses" below; or (iii) the Merger Agreement is terminated in accordance with its terms and, within eight months thereafter, the Company enters into an agreement with respect to, or consummates, a Third Party Acquisition with Sylvan (or any affiliate or associate thereof). If the Company is required to reimburse Harcourt for any amount (the "Reimbursement Amount") pursuant to the immediately preceding sentence and the Reimbursement Amount is not paid within five business days after it is due, Harcourt, at its sole option, may demand (the "Demand") that the Company tender to Harcourt, immediately in satisfaction of the Reimbursement Amount, such number of Shares equal to (x) the

Reimbursement Amount divided by (y) the average market price the Common Stock on each of the five consecutive trading days immediately preceding the trading day prior to the Demand.


     Fees and Expenses. Under the Merger Agreement, if: (i) Harcourt terminates the Merger Agreement pursuant to the provisions described in clauses (f)(i),
(ii) or (iv)(A) under "Termination" above, or if the Company terminates the Merger Agreement pursuant to the provision described in clause (e)(i) under "Termination" above under circumstances that would have permitted Harcourt to terminate the Merger Agreement pursuant to the provisions described in clauses
(f)(i), (ii) or (iv)(A) under "Termination" above, and within eight months thereafter, the Company enters into an agreement with respect to (and thereafter consummates), or consummates, a Third Party Acquisition; or (ii) the Company terminates the Merger Agreement pursuant to the provisions described in clause
(e)(ii) under "Termination" above or Harcourt terminates the Merger Agreement pursuant to the provisions described in clauses (f)(iii) or (iv)(B) under "Termination" above; then the Company will pay to Harcourt, within one business day following any termination by Harcourt pursuant to the provisions described in clauses (f)(iii) or (iv)(B) under "Termination" above or simultaneously with the consummation of any such Third Party Acquisition or any termination by the Company pursuant to the provisions described in clause (e)(ii) under "Termination" above, a cash fee of (x) in any case involving a Third Party Acquisition with Sylvan (including any termination pursuant to such clauses
(e)(ii) or (f)(iii) or (iv)(B)), $30 million and (y) in all other cases, $10 million, provided, however, that the Company in no event shall be obligated to pay more than one such fee with respect to all such agreements and occurrences and such termination. The Company's obligations described under "Fees and Expenses" are in addition to any other payment obligations of the Company which may arise under the provisions described under "Sylvan Termination Fee."


     Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

     Amendment and Modification. Subject to the terms of the Merger Agreement and applicable law, the Merger Agreement may be amended, modified and supplemented in writing by the parties thereto in any and all respects before the Effective Time (notwithstanding any stockholder approval of the Merger), by action taken by the respective Boards of Directors of Harcourt, the Purchaser and the Company or by the respective officers authorized by such Boards of Directors, provided, however, that after any such stockholder approval, no amendment will be made which by law requires further approval by such stockholders without such further approval.

     6. CERTAIN CONDITIONS OF THE OFFER. Pursuant to the Merger Agreement, the conditions of the Offer are hereby amended and restated in their entirety as follows:


          Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered pursuant to the Offer, and may amend or terminate the Offer in accordance with the Merger Agreement if, prior to the expiration of the Offer, (i) Shares representing at least a majority of the total number of outstanding Shares on a fully diluted basis (assuming conversion of all outstanding Debentures into Shares and the exercise of all outstanding options) shall not have been validly tendered and not properly withdrawn prior to the expiration of the Offer (the "Minimum Condition") or (ii) at any time on or after the date of the Merger Agreement and prior to the acceptance for payment of or payment for Shares, any one or more of the following conditions occurs or has occurred:


             (a) there shall have been instituted or pending any action or proceeding brought by any governmental authority before any federal or state court, or any order or preliminary or permanent injunction entered in any action or proceeding before any federal or state court or governmental, administrative or regulatory authority or agency, or any other action taken, or statute, rule, regulation, legislation, interpretation, judgment or order enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Harcourt, Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency that would reasonably be expected to have the effect of: (i) making illegal, materially delaying or otherwise directly or indirectly restraining or prohibiting the making of the Offer, the acceptance for payment of, or payment for, some of or all the Shares by the Purchaser or any of its affiliates or the consummation of any of the transactions contemplated by the Merger Agreement or materially delaying the Merger; (ii) prohibiting or materially limiting the ownership or operation by the Company or any of its subsidiaries or Harcourt, the Purchaser or any of Harcourt's affiliates of all or any material portion of the business or assets of the Company or any of its subsidiaries or Harcourt, or any of its affiliates, or compelling Harcourt, the Purchaser or any of Harcourt's affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its subsidiaries or Harcourt, or any of its affiliates, as a result of the transactions contemplated by the Offer or the Merger Agreement; (iii) imposing or confirming limitations on the ability of Harcourt, the Purchaser or any of Harcourt's affiliates effectively to acquire or hold or to exercise full rights of ownership of Shares, including without limitation the right to vote any Shares acquired or owned by Harcourt or the Purchaser or any of its affiliates on all matters properly presented to the stockholders of the Company, including without limitation the adoption and approval of the Merger Agreement and the Merger or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company; or
        (iv) requiring divestiture by Harcourt or the Purchaser or any of their affiliates of any Shares; provided that Harcourt and Purchaser shall have used their reasonable best efforts to cause any such judgment, order or injunction to be vacated or lifted;

             (b) there shall have occurred any event that is reasonably likely to have a material adverse effect on the business, assets (whether tangible or intangible), financial condition, results of operations or business prospects of the Company and its subsidiaries taken as a whole;

             (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or having a material adverse effect on the business, assets (whether tangible or intangible), financial condition, results of operations or business prospects of the Company and its subsidiaries taken as a whole or materially adversely affecting (or materially delaying) the consummation of the Offer or (v) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

             (d) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of more than 30% of the outstanding Shares has been acquired by any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person or other entity or group (as defined in Section 13(d)(3) of the Exchange Act), other than Harcourt or any of its affiliates, or (ii) (A) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Harcourt or the Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any takeover proposal or any other acquisition of more than 5% of the outstanding Shares other than the Offer and the Merger, (B) any corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange, offer for any Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries, or
        (C) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

             (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made at the time of such determination, and (i) the Company fails to cause such representations and warranties to be true and correct within ten business days after written notice from the Purchaser and (ii) the failure of such representation and warranty to be true and correct has a material adverse effect on the business, assets (whether tangible or intangible), financial condition, results of operations or business prospects of the Company and its subsidiaries taken as a whole;

             (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, and (i) the Company fails to cure any such failure within ten business days after written notice from the Purchaser and (ii) the failure to comply with such agreement or covenant has a material adverse effect on the business, assets (whether tangible or intangible), financial condition, results of operations or business prospects of the Company and its subsidiaries taken as a whole;

             (g) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company;

             (h) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated, or any material approval, permit, authorization or consent of any domestic or foreign governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) shall not have been obtained on terms satisfactory to Harcourt in its reasonable discretion and the failure to obtain such approval, permit, authorization or consent has a material adverse effect on the business, assets (whether tangible or intangible), financial condition, results of operations or business prospects of the Company and its subsidiaries taken as a whole; or


             (i) giving effect to the consummation of the Offer, all outstanding stock options granted by NETG Holding, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("NETG"), for shares of NETG common stock shall not have terminated upon consummation of the Offer;


     which, in the reasonable, good faith judgment of the Purchaser with respect to each and every matter referred to above and regardless of the circumstances giving rise to any such condition (except for any action or inaction by the Purchaser or any of its affiliates constituting a breach of the Offer or the Merger Agreement), makes it inadvisable to proceed with the Offer, or with such acceptance for payment of or payment for Shares or to proceed with the Merger.


          The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition (except for any action or inaction by the Purchaser or any of its affiliates constituting a breach of the Merger Agreement or the Commission's rules and regulations) or (other than the Minimum Condition) may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Merger Agreement). The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.



     7. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Purchaser to purchase all outstanding Shares and to pay related fees and expenses is expected to be approximately $845.0 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution which will be made by Harcourt to the Purchaser.

     In the Merger Agreement, Harcourt and the Purchaser have represented and warranted that Purchaser has or will have sufficient funds to pay for all Shares tendered in the Offer or otherwise acquired in the Merger. The Offer is not conditioned upon obtaining financing.


     8. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS. On April 24, 1997, Harcourt filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice its Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. The applicable provisions of the HSR Act impose a 15-calendar day waiting period following the Purchaser's filing. That waiting period expired at 11:59 p.m., New York City time, on Friday, May 9, 1997.



     9. MISCELLANEOUS. Harcourt and the Purchaser have filed with the Commission amendments to the Tender Offer Statement on Schedule 14D-1 pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act furnishing certain additional information with respect to the Offer, and may file further amendments thereto. The Tender Offer Statement on Schedule 14D-1 and any and all amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission in the same manner as described in
Section 8 of the Offer to Purchase with respect to information concerning the Company (except that the amendments will not be available at the regional offices of the Commission).


     Except as modified by this Supplement, the terms and conditions set forth in the Offer to Purchase remain applicable in all respects to the Offer and this Supplement should be read in conjunction with the Offer to Purchase and the related Letter of Transmittal.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR HARCOURT NOT CONTAINED IN THE OFFER TO PURCHASE AND HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          NICK ACQUISITION CORPORATION

May 14, 1997

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses as set forth below:

                        The Depositary for the Offer is:

                       IBJ SCHRODER BANK & TRUST COMPANY

             By Mail:             By Facsimile Transmission:   By Hand or Overnight Courier:
IBJ Schroder Bank & Trust Company       (212) 858-6211       IBJ Schroder Bank & Trust Company
           P.O. Box 84                                                One State Street
      Bowling Green Station          To Confirm Facsimile         New York, New York 10004
     New York, NY 10274-0084          Transmissions Call:       Attn: Securities Processing
 Attn: Reorganization Operations                                   Window, Subcellar One
            Department                  (212) 852-2103                     (SC-1)


     Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth below. Additional copies of this Supplement, the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.


                    The Information Agent for the Offer is:

                                [MACKENZIE LOGO]

                                156 Fifth Avenue
                               New York, NY 10010
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

                     The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.

                                85 Broad Street
                            New York, New York 10004
                           (800) 323-5678 (toll free)